Exhibit 99.44

EXECUTION VERSION

REPURCHASE AGREEMENT

This REPURCHASE AGREEMENT (this “Agreement”) is entered into as of December 2, 2019, by and among AerCap Holdings N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), Waha Capital PJSC, a public joint stock company with limited liability formed in the Emirate of Abu Dhabi, United Arab Emirates (“Waha Capital”), Avia Holding Limited, a limited liability company organized under the laws of the Cayman Islands (the “Seller”) and a wholly owned subsidiary of Waha Capital, and Waha AC Coöperatief U.A., a cooperative with excluded liability incorporated under the laws of the Netherlands (“Waha” and, together with Waha Capital, the “Waha Parties”).

Background

A. The Seller and Waha intend to conduct an underwritten public offering (the “Public Offering”) of 4,000,000 ordinary shares (the “Underwritten Shares”), par value €0.01 per share, of the Company (“Ordinary Shares”).

B. On September 2, 2014, Waha entered into funded collar confirmations (the transactions governed thereby, the “Funded Collar Transactions”) with each of Deutsche Bank AG, London Branch (“DB”), Nomura International plc (“Nomura”) and Citibank N.A., London Branch (“Citi”, and together with DB, and Nomura, the “Funded Collar Counterparties”) with respect to a number of Ordinary Shares. On August 15, 2019, Waha transferred by novation to the Seller each of the Funded Collar Transactions. Some of the Ordinary Shares beneficially owned by the Seller are currently pledged to the Funded Collar Counterparties in support of the Seller’s obligations under the Funded Collar Transactions (such Ordinary Shares, the “Pledged Shares”).

C. On the date hereof, (x) the Seller and each Fund Collar Counterparty entered into unwind agreements terminating each Funded Collar Transaction and (y) the Company, the Seller, the Funded Collar Counterparties and Citigroup Global Markets Inc. (the “Underwriter”) entered into that certain settlement agreement (the “Settlement Agreement”), providing, inter alia, for (i) the delivery of certain Pledged Shares by one or more of the Funded Collar Counterparties to the Company on behalf of the Seller and (ii) the release by the Funded Collar Counterparties of any security interest or lien over such Pledged Shares at the time of such delivery.

D. In connection with the Public Offering, the Seller desires to sell and transfer to the Company, at the price and upon the terms and conditions set forth in this Agreement, 2,427,790 Ordinary Shares (the “Purchased Shares”).

E. The Company desires to purchase and acquire the Purchased Shares at the price and upon the terms and conditions set forth in this Agreement (the “Purchase”).

F. Concurrently with the execution and delivery of this Agreement, each of Salem Al Noaimi and Homaid Al Shimmari has delivered to the Company resignation letters, copies of which are attached hereto as Exhibit A-1 and Exhibit A-2, respectively, pursuant to which each of them will resign from the board of directors of the Company, effective upon the sale of any Ordinary Shares pursuant to the Public Offering.

THEREFORE, in consideration of the mutual covenants, representations, warranties and other agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1. Repurchase.

(a) At the Closing (as defined below), subject to the satisfaction of the conditions set forth in paragraph l(c) below, the Seller hereby agrees to transfer, assign, sell, convey and deliver to the Company 100% of its right, title and interest in and to the Purchased Shares, free and clear of all liens, encumbrances or other claims, and, subject to the satisfaction of the conditions set forth in paragraph 1(b) below, the Company hereby agrees to purchase and acquire the Purchased Shares, in each case for a purchase price per Purchased Share equal to $59.66, which is the per share price at which the Seller will sell the Underwritten Shares to the Underwriter in the Public Offering (the “Per Share Purchase Price”).

(b) The obligation of the Company to purchase the Purchased Shares from the Seller against payment of the Purchase Price (as defined below) shall be subject to (i) the closing of the Public Offering, (ii) the representations and warranties of the Seller and the Waha Parties set forth herein being true and correct in all material respects as of the Closing and (iii) the Seller and the Waha Parties having complied in all material respects with all of the covenants required to be performed by the Seller or the Waha Parties on or prior to the Closing.

(c) The obligation of the Seller to sell the Purchased Shares to the Company shall be subject to (i) the closing of the Public Offering and (ii) the representations and warranties of the Company set forth herein being true and correct in all material respects as of the Closing.

(d) Pursuant to the Settlement Agreement, the Seller shall deliver the Purchased Shares to the Company through the facilities of The Depository Trust Company (“DTC”) against payment of the Purchase Price. The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place remotely via electronic exchange of documents and signatures immediately following the closing of the Public Offering, or at such other time and place as may be agreed upon by the Company and the Seller.

(e) At the Closing, the Company shall deliver to the Seller, by wire transfer of immediately available funds to the account of the Seller set forth below, an amount equal to (i) $144,841,951.40, which is the product of the Per Share Purchase Price and 2,427,790 (such product, the “Purchase Price”), less (ii) $581,882.27 of expense reimbursement pursuant to Section 4 below.

Avia Holding Limited: 145-44668-12

Name of Bank: Bank of New York

ABA Number of Bank: ABA 021000018

Name of Account: F/A/O DB Securities Inc.

Account Number at Bank: # 8900327634

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants as of the date hereof to the Seller and the Waha Parties that:

(a) The Company has been duly incorporated and is validly existing as a public limited liability company under the laws of the Netherlands. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) All consents, approvals, authorizations and orders necessary for the execution and delivery by the Company of this Agreement and for the purchase of the Purchased Shares hereunder have been obtained, except for such consents, approvals, authorizations and orders as would not, singly or in the aggregate, have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement (a “Company Material Adverse Effect”).

(c) This Agreement has been duly authorized, including within the authorization granted to the Company’s board of directors by the April 24, 2019 annual general meeting of the Company to acquire the Company’s own shares up to 10% of the issued share capital, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

(d) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not contravene (i) the charter, by-laws, memorandum and articles of association or similar organizational documents of the Company or any of its subsidiaries, (ii) any agreement or other instrument binding upon the Company or any of its subsidiaries or (iii) any provision of applicable law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries, including Section 2:98 of the Dutch Civil Code (Burgerlijk Wetboek), except for, in the cases of clauses (ii) and (iii) above, any such contravention that would not, singly or in the aggregate, have a Company Material Adverse Effect.

(e) The Company is not required to withhold Dutch dividend withholding tax from dividend distributions paid to, or on repurchases of Ordinary Shares from, non-Dutch tax resident shareholders.

(f) Pursuant to article 4 of the convention between the government of the Kingdom of the Netherlands and the government of Ireland for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital (the “Treaty”), the Company qualifies solely as a tax resident of Ireland for purposes of the Treaty.

(g) The Company does not consider itself an “affiliated purchaser” of any Selling Shareholder within the meaning of regulation M under the Securities Exchange Act of 1934 (“Regulation M”).

3. Representations of the Seller and the Waha Parties. In connection with the transactions contemplated hereby, each of the Seller and the Waha Parties represents and warrants as of the date hereof to the Company that:

(a) Each of the Seller and the Waha Parties has been duly incorporated or formed, as applicable, and is validly existing under the laws of its respective jurisdiction, with power and authority (corporate, cooperative or other) to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) All consents, approvals, authorizations and orders necessary for the execution and delivery by the Seller and the Waha Parties of this Agreement and for the sale and delivery of the Purchased Shares hereunder have been obtained, except for such consents, approvals, authorizations and orders as would not, singly or in the aggregate, have a material adverse effect on the ability of the Seller or any of the Waha Parties to consummate the transactions contemplated by this Agreement (a “Seller Material Adverse Effect”).

(c) This Agreement has been duly executed and delivered by the Seller and the Waha Parties and constitutes a valid and binding agreement of the Seller and the Waha Parties, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

(d) The sale of the Purchased Shares by the Seller hereunder, the compliance by the Seller and the Waha Parties with the provisions of this Agreement and the consummation of the transactions contemplated herein will not contravene (i) the articles of incorporation, membership agreement or similar organizational documents of the Seller, any of the Waha Parties or any of Waha Capital’s subsidiaries, (ii) any agreement or other instrument binding upon the Seller, any of the Waha Parties or any of Waha Capital’s subsidiaries or (iii) any provision of applicable law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Seller, any of the Waha Parties or any of Waha Capital’s subsidiaries, except for, in the cases of clauses (ii) and (iii) above, such contravention that would not, singly or in the aggregate, have a Seller Material Adverse Effect.

(e) As of the date hereof and immediately prior to the delivery of the Purchased Shares to the Company at the Closing, the Seller holds good and valid title to the Purchased Shares, has held such good and valid title to the Purchase Shares since August 15, 2019 (except to the extent such Purchased Shares were rehypothecated by any of the Collar Counterparties between August 15, 2019 and the date hereof) and holds, and will hold until delivered to the Company, such Purchased Shares free and clear of all liens, encumbrances or other claims, other than liens in favor of the Funded Collar Counterparties (it being understood that upon delivery to the Company, such Purchased Shares will be free and clear of such liens).

(f) As of the date hereof, the Seller is not tax resident in the Netherlands and is not subject to Dutch corporate income tax.

(g) The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Purchase. The Seller has had full access to such information concerning the Company and the Purchase as it has requested. The Seller has received all information that it believes is necessary or appropriate in connection with the Purchase. The Seller is an informed and sophisticated party and has engaged, to the extent the Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Seller acknowledges that the Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Seller in this Agreement.

(h) Each of the Seller and Waha does not consider itself to be an “affiliated purchaser” of the Company within the meaning of Regulation M.

(i) Waha AV Participations B.V., a private limited liability company incorporated under the laws of the Netherlands, has been liquidated and is not validly existing, and no affiliate of Waha Capital, other than the Seller and the Waha Parties, is required to execute this Agreement or any other agreement in order to effectuate the termination of the agreements pursuant to Section 6 below.

4. Expenses. The Seller and the Waha Parties agree to pay directly or reimburse the Company, as the case may be, for all costs and expenses of the Company relating to the Purchase or the Public Offering, including: (i) the preparation of any documents in connection with the transactions contemplated herein, including, without limitation, the Public Offering; (ii) the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), of any registration statement, prospectus, free writing prospectus and issuer free writing prospectus, and any and all Securities and Exchange Commission (“SEC”) filing or registration fees, in connection with the Public Offering, including all exhibits, amendments and supplements thereto, and the distribution thereof; (iii) the printing or reproduction and delivery of such copies of the materials contained in any registration statement or any prospectus in connection with the Public Offering, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the Public Offering; (iv) the delivery of the Underwritten Shares; (v) the printing or reproduction and delivery of all other agreements or documents printed or reproduced and delivered in connection with the transactions contemplated herein; (vi) all expenses and application fees incurred in connection with any book-entry transfer by DTC and any filing with, and clearance of the Public Offering by, the Financial Industry Regulatory Authority; (vii) any registration or qualification of the

Underwritten Shares for offer and sale under the securities or blue sky laws of the several states and any other jurisdictions the Underwriter in the Public Offering may designate (including filing fees and the reasonable fees and expenses of counsel for the Underwriter relating to such registration and qualification); (viii) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local counsel) for the Company; (ix) the cost of preparing any stock certificates; (x) the cost or charges of any transfer agent or any registrar; (xi) any transfer, documentary, stamp or similar issue taxes applicable to the sale of the Underwritten Shares and the Purchased Shares; and (xii) all other costs and expenses incident to the performance by the Company of its obligations pursuant to this Agreement or the Public Offering. The Seller and the Waha Parties shall perform the obligations set forth in this Section 4 whether or not the Public Offering closes or the Company purchases the Purchased Shares pursuant to this Agreement, unless the Public Offering does not close or the Purchased Shares are not purchased because the condition to the obligation of the Seller set forth in paragraph 1(c)(ii) has not been satisfied or because of any refusal, inability or failure on the part of the Company (1) to perform any agreement in, or comply with any provision of, any underwriting agreement the Seller, Waha and the Company may enter into in connection with the Public Offering or (2) to pay the Purchase Price pursuant to paragraph 1(e) above, in each case other than by reason of a breach by the Seller or any of the Waha Parties of such underwriting agreement or this Agreement, as applicable. For the avoidance of doubt, (i) the Company shall pay its internal expenses in connection with the performance of, and compliance with, this Agreement and (ii) the deduction of the expense amount from the Purchase Price pursuant to paragraph 1(e)(ii) above only represents reimbursement of (A) expenses invoiced on or prior to the business day prior to the date hereof and (B) the SEC filing or registration fees to be incurred by the Company in connection with the Public Offering, and is not full satisfaction by the Seller or the Waha Parties of their obligations hereunder.

5. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, the Seller and the Waha Parties, their affiliates and their respective officers, directors and partners and each person who controls the Seller or any of the Waha Parties (within the meaning of the Securities Act) against any losses, claims, damages and liabilities, joint or several, to which the Seller, the Waha Parties or any such affiliate, officer, director, partner or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus in connection with the Public Offering, or any amendment thereof or supplement thereto, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and the Company will pay and reimburse the Seller and each such affiliate, officer, director, partner and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in any such registration statement, prospectus or preliminary prospectus in connection with the Public Offering or any amendment or supplement thereto, in reliance upon, and in conformity with, written information prepared and furnished to the Company by the Seller or any of the Waha Parties expressly for use therein, including any Seller Information (as defined below), or by the Seller or Waha’s failure to deliver a copy of any registration statement or prospectus or any amendment or supplement thereto after the Company has furnished the Seller or Waha with a sufficient number of copies of the same. “Seller Information” means (I) any information related to the Funded Collar Transactions, including any termination and/or unwinding of such Funded Collar Transactions, the number of Underwritten Shares, the Seller, the Waha Parties, the ownership of the Company’s securities by the Seller or any of the Waha Parties, and involvement by the Seller or any of the Waha Parties in the transactions contemplated by any of the Funded Collar Transactions, including any termination and/or unwinding of such Funded Collar Transactions, or the Seller or Waha’s entry into any underwriting in connection with the Public Offering, and (II) any information related to hedging by any dealers or underwriters (and/or their affiliates) and any other market activity by any dealers or underwriters (and/or their affiliates), in each case in connection with the transactions contemplated by the Funded Collar Transactions, including any termination and/or unwinding of such Funded Collar Transactions, or any underwriting agreement the Seller or Waha entered into in connection with the Public Offering.

(b) The Seller and the Waha Parties agree to indemnify and hold harmless the Company, its directors and officers and each other person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages and liabilities, joint or several, to which the Company or any such director, officer, or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus in connection with the Public Offering, or any amendment thereof or supplement thereto, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information prepared and furnished to the Company by the Seller or any of the Waha Parties expressly for use therein, including the Seller Information, and the Seller or the Waha Parties will reimburse the Company and each such director, officer, and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the obligation to indemnify and hold harmless will be limited to the net amount of proceeds received by the Seller from the sale of the Underwritten Shares and the Purchased Shares (prior to any reimbursement of the Company’s expenses pursuant hereto).

(c) Any person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (such consent not to be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the delivery of and payment for the Purchased Shares and the termination of this Agreement.

(e) If the indemnification provided for in this Section 5 is legally unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount the Seller and the Waha Parties will be obligated to contribute pursuant to this Section 5(e) will be limited to net amount of proceeds received by the Seller from the sale of Underwritten Shares and the Purchased Shares (prior to any reimbursement of the Company’s expenses pursuant hereto, and less the aggregate amount of any damages that the Seller and the Waha Parties have otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of the Underwritten Shares).

6. Termination of Other Agreements. Upon the closing of the Public Offering, the Company shall no longer have any obligation, and Waha and Waha Capital, and their affiliates, shall automatically and without any further action surrender all of their rights under (i) the Subscription Agreement, dated October 25, 2010 (the “Subscription Agreement”), by and among the Company, Waha and Waha Capital, as Guarantor (as defined therein), including, without limitation, sections 6, 7 or 8 of the Subscription Agreement, and (ii) the Framework Agreement, dated October 25, 2010, by and among the Company, the Waha Parties, Waha AV Participations B.V., AerLift Leasing Limited and AerCap AerVenture Holding B.V., and each such agreement shall terminate to the extent not previously terminated. For the avoidance of doubt, upon the closing of the Public Offering, Waha and Waha Capital and their affiliates will no longer have any rights to propose or cause the Company to appoint any directors to the Company’s board of directors under the Subscription Agreement or otherwise.

7. Termination. This Agreement shall automatically terminate and be of no further force and effect in the event that the conditions set forth in paragraphs 1(b) and 1(c) of this Agreement have not been satisfied on or prior to December 5, 2019.

8. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Seller or the Waha Parties:

Avia Holding Limited

c/o Maples Corporate Services Limited

PO Box 309

Ugland House

Grand Cayman KY1-1104

Cayman Islands

Waha AC Cooperatief U.A.

at Waha AC Coöperatief U.A.

Teleportboulevard 140, 1043 EJ

Amsterdam

The Netherlands

with a copy to (which shall not constitute notice):

Waha Capital PJSC

Level 43, Tower 3, Etihad Towers

P.O. Box 28922

Abu Dhabi

United Arab Emirates

To the Company:

AerCap Holdings N.V.

AerCap House

65 St. Stephen’s Green

Dublin D02 YX20

Ireland

Attention: Legal Department

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Attention: Craig F. Arcella

Fax: (212) 474-3700

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

9. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Seller, the Waha Parties and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f) No Third Party Beneficiaries or Other Rights. Except for the provisions set forth in Section 5 above with respect to the indemnification of the indemnified persons referred to therein and their respective successors, which is intended to benefit and be enforceable by such indemnified persons and their respective successors, this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and their successors and permitted assigns.

(g) Governing Law; Jurisdiction. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the Company, the Seller and the Waha Parties agrees that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company hereby appoints CT Corporation System, with offices at 28 Liberty Street, New York, NY, 10005 as its authorized agent (the “Company Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by the Seller, the Waha Parties and their affiliates and their respective directors, officers and partners, or by any person who controls the Seller or any of the Waha Parties, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Company Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Company Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Seller, the Waha Parties and their affiliates and their respective directors, officers and partners, or by any person who controls the Seller or any of the Waha Parties, in any court of competent jurisdiction in the Netherlands or Ireland. The Seller and the Waha Parties hereby appoint CT Corporation System, with offices at 28 Liberty Street, New York, NY, 10005 as their authorized agent (the “Seller Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by the Company, its directors and officers, or by any person who controls the Company, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Seller and the Waha Parties hereby represent and warrant that the Seller Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Seller and the Waha Parties agree to take any and all action, including the filing of any and all documents, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Seller Authorized Agent shall be deemed, in every respect, effective service of process upon the Seller and the Waha Parties. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Company, its directors and officers, or by any person who controls the Company, in any court of competent jurisdiction in the Netherlands or United Arab Emirates.

(h) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

(i) Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company, the Seller and the Waha Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k) Further Assurances. Each of the Company, the Seller and the Waha Parties shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(l) Headings. The headings used herein are for convenience only and shall not affect the construction hereof.

[Signatures appear on the following pages]

IN WITNESS WHEREOF, the parties hereto have executed this Repurchase Agreement on the date first written above.

Company:

AERCAP HOLDINGS N.V.

By:
Name:
Title:

[Signature Page to Repurchase Agreement]

Seller:

AVIA HOLDING LIMITED

By:
Name:
Title: [Director A]

AVIA HOLDING LIMITED

By:
Name:
Title: [Director B]

[Signature Page to Repurchase Agreement]

WAHA AC COÖPERATIEF U.A.

By:
Name:
Title: [Director A]

WAHA AC COÖPERATIEF U.A.

By:
Name:
Title: [Director B]

[Signature Page to Repurchase Agreement]

WAHA CAPITAL PJSC

By:
Name:
Title: [Director A]

WAHA CAPITAL PJSC

By:
Name:
Title: [Director B]

[Signature Page to Repurchase Agreement]

Exhibit A-1

(See attached.)

RESIGNATION LETTER

Board of Directors

AerCap Holdings N.V.

AerCap House

65 St. Stephen’s Green

Dublin D02 YX20

Ireland

December 2, 2019

Dear Sirs/Madams,

On December 2, 2019, AerCap Holdings N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), Waha Capital PJSC, a public joint stock company with limited liability formed in the Emirate of Abu Dhabi, United Arab Emirates (“Waha Capital”), Avia Holding Limited, a limited liability company organized under the laws of the Cayman Islands (the “Seller”) and a wholly owned subsidiary of Waha Capital, and Waha AC Coöperatief U.A., a cooperative with excluded liability incorporated under the laws of the Netherlands and a wholly owned subsidiary of Waha Capital, entered into a repurchase agreement (the “Repurchase Agreement”) pursuant to which the Seller agreed to sell ordinary shares of the Company to the Company pursuant to the terms set forth therein.

I hereby voluntarily resign as of December 5, 2019 from my position as a member of the board of directors of the Company and any and all positions on any committees thereof of which I am a member, effective upon the sale of any ordinary shares of the Company pursuant to the Public Offering (as defined in the Repurchase Agreement), and confirm that I have no claim against the Company in respect of loss of office or otherwise.

By:
Name:	Salem Rashid Al Noaimi
Title:

[Signature Page to Resignation Letter]

Exhibit A-2

(See attached.)

RESIGNATION LETTER

Board of Directors

AerCap Holdings N.V.

AerCap House

65 St. Stephen’s Green

Dublin D02 YX20

Ireland

December 2, 2019

Dear Sirs/Madams,

On December 2, 2019, AerCap Holdings N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), Waha Capital PJSC, a public joint stock company with limited liability formed in the Emirate of Abu Dhabi, United Arab Emirates (“Waha Capital”), Avia Holding Limited, a limited liability company organized under the laws of the Cayman Islands (the “Seller”) and a wholly owned subsidiary of Waha Capital, and Waha AC Coöperatief U.A., a cooperative with excluded liability incorporated under the laws of the Netherlands and a wholly owned subsidiary of Waha Capital, entered into a repurchase agreement (the “Repurchase Agreement”) pursuant to which the Seller agreed to sell ordinary shares of the Company to the Company pursuant to the terms set forth therein.

I hereby voluntarily resign as of December 5, 2019 from my position as a member of the board of directors of the Company and any and all positions on any committees thereof of which I am a member, effective upon the sale of any ordinary shares of the Company pursuant to the Public Offering (as defined in the Repurchase Agreement), and confirm that I have no claim against the Company in respect of loss of office or otherwise.

By:
Name:	Homaid Al Shimmari
Title:

[Signature Page to Resignation Letter]